Exhibit 99.1

News Release – April 27, 2009
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial reports drop in quarterly earnings

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $2,101,000 for the first quarter ended March 31, 2009. When compared to first quarter 2008 earnings of $2,532,000, net income declined 17.0%. On a per share basis, diluted earnings were $.55 for the first three months of 2009 compared to $.66 for the same period in 2008.

“Our net income for the first quarter was negatively impacted by the current economic conditions, as well as by increased FDIC deposit insurance premiums,” commented William E. Snell, Jr., president and CEO. “Specifically, we recorded write-downs from investments categorized as other than temporarily impaired. And we increased our provision for loan losses as a result of both continuing strong loan growth as well as our intent to maintain the adequacy of the allowance for loan losses during these economic times.”

Total assets at March 31, 2009 reached $915.3 million, an increase of 10.4% over total assets of $829.0 million at March 31, 2008. Net loans increased to $688.9 million at quarter end from $581.6 million one year earlier. Total deposits and repurchase agreements were $723.1 million at the end of the first quarter 2009, increasing 8.0% from the first quarter of 2008. Reflecting an overall decline in the equities market, the market value of trust assets under management were $478.0 million on March 31, 2009, representing a 3.5% decline from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly owned subsidiary, F&M Trust operates twenty-five community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.